AGL Resources Revises Full-Year 2012 Earnings Expectations

Accounting Hedge Losses on Transportation Portfolio Negatively Impacted Wholesale Services; Warmer Than Normal Weather in the Fourth Quarter Affected Distribution Operations and Retail Operations Segments

ATLANTA – January 10, 2013 - AGL Resources Inc. (NYSE: GAS) today announced preliminary diluted earnings per share adjusted for merger-related expenses of approximately $2.45 for 2012. The company’s previously disclosed guidance range was $2.60 - $2.75 per diluted share for 2012, which assumed normal weather and volatility and no impact from hedge movements. Complete financial results for the company will be published on February 6, 2013.

The reduction in earnings relative to prior guidance is due primarily to the following factors:

■
Price movements related to the company’s natural gas transportation positions in its wholesale services segment resulted in approximately $22 million of mark-to-market accounting hedge losses during the fourth quarter of 2012.

o
The company expects these transportation hedge losses to be recovered in 2013 through 2015 (with the majority recognized in 2013) via the physical flow of natural gas and utilization of the contracted transportation capacity.

o
The main driver of the mark-to-market losses during the fourth quarter was significant volatility experienced at natural gas delivery points throughout the Northeast corridor related to natural gas supply constraints in the region.

■	Warmer than normal weather negatively impacted the distribution operations and the retail operations segments by a combined $10 million during the fourth quarter of 2012.

As a reminder to the investment community, the reported earnings of AGL Resources' wholesale services business are subject to volatility due to changes in natural gas prices during the reporting period.  Specifically, the company enters into contracts for natural gas transportation capacity and participates in transactions that manage natural gas commodity and transportation costs in an attempt to achieve the lowest cost to serve customers. Geographic pricing differences arise across various markets as delivered natural gas prices change.

After execution of transactions to secure transportation capacity, the company often enters into forward financial contracts to hedge its positions and lock in a margin on future transportation activities. The hedging instruments are derivatives, and the company reflects changes in the derivatives’ fair value in its reported operating results in the period of change, which can be in periods prior to actual utilization of the transportation capacity.

AGL Resources’ management will discuss fourth-quarter and full-year 2012 results in greater detail on the company’s February 6, 2013 conference call. At that time, earnings per share guidance will also be provided for full-year 2013. AGL Resources does not provide or publish forecasts of quarterly earnings or other quarterly results, and this announcement is not intended to change that policy.

About AGL Resources

AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. As the nation's largest natural gas-only distributor based on customer count, AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves more than one million retail customers through its SouthStar Energy Services joint venture and Nicor National, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "predict," "project," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors -- many beyond our control -- that could cause results to differ significantly from our expectations. Forward-looking statements contained in this press release include, without limitation, the timeframe in which we expect to recover our transportation hedge losses and our 2012 earnings outlook and related expectations and assumptions.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Contacts:          Financial
Sarah Stashak
Director – Investor Relations
Office:  404-584-4577
Cell: 404-895-7634
sstashak@aglresources.com

Media
Annette Martinez
Director – External Relations
Office:630-388-2781
Cell:630-918-2321
amartinez@aglresources.com